Exhibit 2(g)(1)

                                     FORM OF
                         INVESTMENT MANAGEMENT AGREEMENT
                              ENTERED INTO BETWEEN
                             MAGNETAR SPECTRUM FUND
                                       AND
                             MAGNETAR FINANCIAL LLC

      This Investment Management Agreement (the "Agreement") is entered into as of November___, 2007 by and between Magnetar Spectrum Fund (the "Fund"), a statutory trust duly organized and existing under the laws of the State of Delaware, and Magnetar Financial LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (the "Investment Manager").

                                    RECITALS:

      The Fund is a closed-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"); and

      The Investment Manager is engaged principally in providing management and investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"); and

      The Investment Manager is willing to provide management and investment advisory services to the Fund on the terms and conditions set out below;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set out in this Agreement, the Fund and the Investment Manager agree as follows:

      1. Investment Description; Appointment

      (a) Investment Description. The Fund will invest and reinvest its assets in accordance with the investment objective, policies and limitations specified in the private placement memorandum filed with the Securities and Exchange Commission (the "SEC") as part of the Fund's registration statement on Form N-2.

      (b) Appointment of Investment Manager. The Fund appoints and retains the Investment Manager to act as the investment adviser of the Fund and to furnish the management and investment advisory services described below, subject to the policies of, review by and overall control of the Board of Trustees of the Fund (the "Board of Trustees"), for the period and on the terms and conditions set out in this Agreement. The Investment Manager accepts such appointment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations set out in this Agreement for the compensation provided for in this Agreement. The Investment Manager for all purposes in this Agreement will be deemed to be an independent contractor.

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      2. Duties of the Investment Manager

      (a) Management Services.

            (1) The Investment Manager will perform, or arrange for an affiliate to perform in accordance with Section 7 of this Agreement, the management services necessary for the operation of the Fund. The Investment Manager will provide the Fund with office space, facilities, equipment and necessary personnel (which may be those of an affiliate) and such other services as the Investment Manager, subject to review by the Board of Trustees, from time to time will determine to be necessary or useful to perform its obligations under this Agreement. The Investment Manager, also on behalf of the Fund, will conduct affairs with custodians, administrators, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable.

            (2) The Investment Manager will, subject to the supervision of the Board of Trustees, perform various services for the Fund, including but not limited to: (i) preparing all general shareholder communications, including shareholder reports;
                  (ii) conducting shareholder relations; (iii) maintaining the Fund's existence and its records; (iv) developing and implementing, if appropriate, management and shareholder services designed to enhance the value or convenience of the Fund as an investment vehicle; (v) overseeing the determination and publication of the Fund's net asset value in accordance with the Fund's policy as adopted from time to time by the Board of Trustees; (vi) overseeing the preparation and filing of the Fund's federal, state and local income tax returns and any other required tax returns; (vii) reviewing the appropriateness of and arranging for payment of the Fund's expenses; (viii) preparing (or overseeing the preparation) for review and approval by officers of the Fund financial information for the Fund's semi-annual and annual reports, proxy statements and other communications with shareholders required or otherwise to be sent to Fund shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders; (ix) providing and administering a compliance program pursuant to Rule 38a-1 under the 1940 Act; (x) preparing (or overseeing the preparation) for review by an officer of the Fund the Fund's periodic financial reports required to be filed with the SEC on Form N-SAR, N-CSR and such other reports, forms and filings, as may be mutually agreed upon; (xi) preparing reports relating to the business and affairs of the Fund as may be mutually agreed upon and not otherwise appropriately prepared by the Fund's custodian, counsel or auditors; (xii) making such reports and recommendations to the Board of Trustees concerning the performance of the independent accountants as the Board of Trustees may reasonably request or deems appropriate; (xiii) making such reports and recommendations to the Board of Trustees concerning the performance and fees of the Fund's custodian and administrator, or other Fund service providers as the Board of Trustees may reasonably request or deems appropriate; (xiv) overseeing and reviewing calculations of fees paid to the Fund's service providers; (xv) reviewing implementation of any share purchase programs authorized by the Board of Trustees;
                  (xvi) determining the amounts available for distribution as dividends


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

                  and distributions to be paid by the Fund to its shareholders;
                  (xvii) preparing and arranging for the printing of dividend notices to shareholders; (xviii) providing the Fund's dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions; (xix) preparing such information and reports as may be required by any party from which the Fund borrows funds; (xx) providing such assistance to the custodian and the Fund's counsel and auditors as generally may be required to properly carry on the business and operations of the Fund; and (xxi) assisting in the preparation and filing of any Forms 3, 4, and 5 pursuant to Section 16 of the Securities Exchange Act of 1934 and Section 30(h) of the 1940 Act for the officers and Trustees of the Fund, such filings to be based on information provided by those persons.

            (3) The Investment Manager will authorize and permit any of its principals, officers and employees who may be elected or appointed as trustees or officers of the Fund to serve in the capacities in which they are elected or appointed. Services to be furnished by the Investment Manager under this Agreement may be furnished through the medium of any of such principals, officers, or employees. The Investment Manager generally will monitor the Fund's compliance with investment policies and restrictions as set out in filings made by the Fund under the federal securities laws. The Investment Manager will make reports to the Board of Trustees of its performance of obligations under this Agreement and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as the Fund will determine to be desirable.

      (b) Investment Advisory Services. Subject to the supervision, direction and approval of the Board of Trustees, the Investment Manager will conduct a continual program of investment, evaluation, sale, and reinvestment of the Fund's assets. The Investment Manager is authorized, in its sole discretion, to:
(i) obtain and evaluate pertinent economic, financial, and other information affecting the economy generally and certain investment assets as such information relates to securities or other financial instruments that are purchased for or considered for purchase by the Fund; (ii) make investment decisions for the Fund; (iii) place purchase and sale orders for portfolio transactions on behalf of the Fund, lend securities and manage otherwise uninvested cash assets of the Fund; (iv) arrange for the pricing of Fund securities; (v) execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, counterparties and other persons in connection with the Investment Manager's management of the assets of the Fund (in such respect, and only for this limited purpose or to the extent expressly stated elsewhere in this Agreement, the Investment Manager will act as the Fund's agent and attorney-in-fact); (vi) employ, directly or indirectly, professional portfolio managers and securities analysts who provide research services to the Fund; and (vii) make decisions with respect to the use by the Fund of borrowing for leverage or other investment purposes. The Investment Manager will in general take such action as is appropriate to effectively manage the Fund's investment practices. In addition:

            (1) The Investment Manager will maintain and preserve the records specified in Section 15 of this Agreement and any other records related to the Fund's transactions as are required under any applicable state or federal securities law or regulation including the 1940 Act and the Advisers Act.


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

            (2) The Investment Manager will comply in all material respects with any procedures provided from time to time to the Investment Manager by the Fund. The Investment Manager will notify the Fund as soon as reasonably practicable upon detection of any material breach of such procedures. In this connection, the Investment Manager shall provide reasonable assistance to the Fund's Chief Compliance Officer (the "CCO") in respect of the CCO's initial and periodic reviews of those aspects of the Investment Manager's compliance program relevant to the Fund and provide prompt reporting to the CCO of material compliance matters relevant thereto (as the same are defined for purposes of Rule 38a-1 of the 1940
      Act).

            (3) The Investment Manager will maintain a written code of ethics (the "Code of Ethics") pursuant to Rule 17j-1 under the 1940 Act, a copy of which will be provided to the Fund, and will institute procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating its Code of Ethics. The Investment Manager will follow such Code of Ethics in performing its services under this Agreement.

            (4) The Investment Manager will monitor, to the extent not monitored by the Trust's administrator or other agent, the Trust's compliance with its investment and tax guidelines.

            (5) The Investment Manager will process and respond to class action lawsuits relating to the portfolio securities of the Fund and any proceeds to the Fund from such lawsuits.

      3. Information and Reports

      (a) The Investment Manager agrees to make available to the Board of Trustees the following:

            (1) periodic reports on the investment performance of the Fund; and

            (2) additional reports and information related to the Investment Manager's duties under the Agreement as the Board of Trustees may reasonably request.

      (b) The Investment Manager will notify the Fund of any additional, removed or substituted managing member of the Investment Manager within a reasonable time of such addition, removal or substitution.

      4. Standard of Care

      The Investment Manager will exercise its best judgment, act in good faith, use reasonable care and act in a manner consistent with applicable federal and state laws and regulations in rendering the services it agrees to provide under this Agreement. The Investment Manager will not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of


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reckless disregard of its obligations and duties under this Agreement (such conduct, "Disabling Conduct").

      5. Indemnification

      (a) The Fund will indemnify the Investment Manager and any officer, director, member, manager, employee, shareholder, assign, representative, agent or affiliate of any such person with respect to any act or omission as long as
(i) such person's activities do not constitute Disabling Conduct and (ii) there has been a determination (a) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification was brought that such indemnitee is entitled to indemnification or, (b) in the absence of such a decision, by (1) a majority vote of a quorum of those Trustees who are neither "interested persons" of the Fund (as defined in Section 2(a)(19) of the Investment Company Act) nor parties to the proceeding, that the indemnitee is entitled to indemnification (the "Disinterested Non-Party Trustees"), or (2) if such quorum is not obtainable or even if obtainable, if such majority so directs, independent legal counsel in a written opinion concludes that the indemnitee should be entitled to indemnification (each an "Indemnified Person," and collectively, the "Indemnified Persons"). A successful claim for indemnification could reduce the Fund's assets available for distribution to the shareholders. Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnified Person as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnified Person was authorized by a majority of the Trustees. All determinations to make advance payments in connection with the expense of defending any proceeding shall be authorized and made in accordance with the immediately succeeding paragraph (b) below.

      (b) The Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation by the Indemnified Person of the Indemnified Person's good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Fund unless it is subsequently determined that he is entitled to such indemnification and if a majority of the Trustees determine that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met: (1) the Indemnified Person shall provide adequate security for his undertaking, (2) the Fund shall be insured against losses arising by reason of any lawful advances, (3) a majority of a quorum of the Disinterested Non-Party Trustees, or if such quorum is not obtainable or even if obtainable, if such majority so directs, independent legal counsel, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the Indemnified Person ultimately will be found entitled to indemnification or (4) if there is not a Disinterested Non-Party Trustee, the Indemnified Person provides the written affirmation referred to above.

      (c) The rights accruing to any Indemnified Person under these provisions shall not exclude any other right to which he may be lawfully entitled.


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

      6. Investment Manager's Duties Regarding Fund Transactions

      (a) Placement of Orders. The Investment Manager will take all actions that it considers necessary to implement the investment policies of the Fund, and, in particular, to place all orders for the purchase or sale of securities or other investments for the Fund with brokers or dealers the Investment Manager, in its sole discretion, selects. To that end, the Investment Manager is authorized as the Fund's agent to give instructions to the Fund's custodian as to deliveries of securities or other investments and payments of cash for the Fund's account. In connection with the selection of brokers or dealers and the placement of purchase and sale orders, the Investment Manager is subject to the supervision of the Board of Trustees and is directed at all times to seek to obtain best execution and price within the policy guidelines determined by the Board of Trustees, as may be amended from time to time, and is subject to provisions (b),
(c) and (d) of this Section 6. (b) Selection of Brokers and Dealers. To the extent permitted by the policy guidelines adopted by the Fund, in the selection of brokers and dealers to execute portfolio transactions, the Investment Manager is authorized to consider not only the available prices and rates of brokerage commissions, but also other relevant factors, which may include, without limitation: the execution capabilities of the brokers and dealers; the research, custody, and other services provided by the brokers and dealers that the Investment Manager believes will enhance its general portfolio management capabilities; the size of the transaction; the difficulty of execution; the operational facilities of these brokers and dealers; the risk to a broker or dealer of positioning a block of securities; and the overall quality of brokerage and research services provided by the brokers and dealers. In connection with the foregoing, the Investment Manager is specifically authorized to pay those brokers and dealers who provide brokerage and research services to the Investment Manager a higher commission than that charged by other brokers and dealers if the Investment Manager determines in good faith that the amount of the commission is reasonable in relation to the value of the services in terms of either the particular transaction or in terms of the Investment Manager's overall responsibilities with respect to the Fund and to any other client accounts or portfolios that the Investment Manager advises.

      (c) Soft Dollar Arrangements. On an ongoing basis, but not less often than annually, the Investment Manager will identify and provide a written description to the Board of Trustees of "soft dollar" arrangements that the Investment Manager maintains with respect to the Fund or with brokers or dealers that execute transactions for the Fund, and of all research and other services provided to the Investment Manager by a broker or dealer (whether prepared by such broker or dealer or by a third party) as a result, in whole or in part, of the direction of Fund transactions to the broker or dealer.

      (d) Aggregated Transactions. On occasions when the Investment Manager deems the purchase or sale of a security or other financial instrument to be in the best interests of both the Fund and other client accounts or portfolios that the Investment Manager manages, the Investment Manager is authorized, but not required, to aggregate purchase and sale orders for securities or other financial instruments held (or to be held) by the Fund with similar orders being made on the same day for other client accounts or portfolios that the Investment Manager manages. When an order is so aggregated, the Investment Manager may allocate the


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

recommendations or transactions among all accounts and portfolios for whom the recommendation is made or the transaction is effected on a basis that the Investment Manager reasonably considers equitable and consistent with its fiduciary obligations to the Fund and its other clients, subject at all times to the allocation policies and procedures of the Fund. The Investment Manager and the Fund recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

      7. Delegation

      Subject to the requirements of the 1940 Act, the Investment Manager may enter into contracts with one or more parties, including without limitation affiliates of the Investment Manager, to provide any of the services described herein on such terms as the Investment Manager will determine necessary, desirable or appropriate, provided that in each case the Investment Manager shall supervise the activities of such parties and further provided that such contracts impose all conditions to which the Investment Manager is subject to hereunder and that such contracts are entered into in accordance with and meet all the applicable requirements of the 1940 Act.

      8. Compensation

      For the services rendered, the facilities furnished and the expenses assumed by the Investment Manager under this Agreement, the Fund will pay to the Investment Manager at the end of each calendar month a management fee, calculated and payable monthly in arrears, at the annual rate of 2.00% of the Fund's monthly net assets. For purposes of this Agreement, the net asset value of the Fund will be calculated as of the last business day of each month in accordance with the valuation policies and guidelines approved from time to time by the Board of Trustees. The management fee for the period from the Effective Date (defined in Section 12(a)) of this Agreement to the end of the month during which the Effective Date occurs will be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the management fee for such part of that month will be prorated according to the proportion that such period bears to the full monthly period and will be payable upon the date of termination of this Agreement.

      9. Expenses

      (a) The Investment Manager. Except as may otherwise be provided in Section 9(b) of this Agreement, the Investment Manager will: (i) provide the staff and personnel necessary to perform its obligations under this Agreement, assume and pay or cause to be paid all expenses incurred in connection with the maintenance of such staff and personnel, and, at its own expense, provide the office space, facilities, equipment and necessary personnel that it is obligated to provide under this Agreement; and (ii) pay, or cause affiliates to pay, compensation of all officers of the Fund and all Trustees of the Fund who are "interested persons" of the Fund (as defined in the 1940 Act).

      (b) The Fund. The Fund will bear all other expenses to be incurred in its operation, including, but not limited to: (i) interest and taxes; (ii) brokerage commissions and other costs in


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connection with the purchase or sale of securities and other investment instruments; (iii) portfolio transaction-related fees and expenses; (iv) fees and expenses of the Fund's trustees who are not "interested persons" of the Fund, including reimbursement for all of their out-of-pocket expenses related to attendance at Board of Trustees or committee meetings; (v) legal and audit expenses; (vi) custodian, administrative, fund accounting, registrar, transfer agent and dividend disbursing agent fees and expenses; (vii) fees and expenses related to the registration and qualification of the Fund and the Fund's shares for distribution under state and federal securities laws; (viii) expenses of printing and mailing reports and notices and proxy material to shareholders of the Fund; (ix) all other expenses incidental to holding meetings of the Fund's shareholders, including proxy solicitations in connection with such meetings;
(x) insurance premiums for fidelity bond, directors and officers/errors and omissions insurance policies, and other coverage; (xi) management fees; (xii) expenses of typesetting for printing private placement memorandum and any supplements thereto; (xiii) expenses of printing and mailing private placement memorandums and any supplements thereto; (xiv) compensation related to services of the Fund's CCO; (xv) all costs and expenses associated with periodic tender offers; (xvi) expenses incurred or undertaken on behalf of the Fund by the Investment Manager or any affiliates and approved by the Board of Trustees as being reasonably related to the organization, offering and capitalization of the Fund and (xvii) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Fund is a party and legal obligations pursuant to which the Fund may have to indemnify the Fund's trustees, officers, employees and/or agents with respect to these actions, suits or proceedings. If the Investment Manager or any of its affiliates, in accordance with Section 7, provides accounting services to the Fund, the Fund will reimburse the Investment Manager and its affiliates for their costs in providing such accounting services to the Fund using a methodology for determining costs approved by the Board of Trustees.

      10. Services to Other Companies or Accounts

      The Fund understands that the Investment Manager and its affiliates (in accordance with Section 7 of this Agreement) now act, will continue to act and may act in the future as investment manager, adviser, general partner or managing member to fiduciary and other managed accounts, and as an investment manager or adviser to other investment companies, including, but not limited to, offshore entities or private accounts. The Fund understands that the persons employed, directly or indirectly, by the Investment Manager to assist in the performance of the Investment Manager's duties under this Agreement may not devote their full time to such service, and that nothing contained in this Agreement will be deemed to limit or restrict the right of the Investment Manager to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. This Agreement will not in any way limit or restrict the Investment Manager or any of its affiliates, principals, officers, employees, or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, so long as such activities do not adversely affect or otherwise impair the performance by the Investment Manager of its duties and obligations under this Agreement.


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

      11. Custody

      Nothing in this Agreement will require the Investment Manager to take or receive physical possession of cash, securities, or other investments of the Fund.

      12. Term of Agreement; Termination of Agreement; Amendment of Agreement

      (a) Term. This Agreement will become effective upon the acceptance into the Fund of investment moneys (the "Effective Date"), and, unless terminated in accordance with its terms, will continue for an initial two-year term and after that initial two-year term so long as such continuance is specifically approved at least annually as required by the 1940 Act.

      (b) Termination. This Agreement may be terminated, without penalty, (i) by the Board of Trustees or by vote of holders of a majority of the outstanding shares of the Fund upon sixty (60) days' prior written notice to the Investment Manager or (ii) by the Investment Manager upon sixty (60) days' prior written notice to the Fund. This Agreement also will terminate automatically in the event of its "assignment," as defined in the 1940 Act and the rules under the 1940 Act, except that to the extent consistent with the Advisers Act and the 1940 Act, without the notice to or consent of the Fund, the Investment Manager may be reconstituted or reorganized into any other form of business entity.

      (c) Amendment. This Agreement may be amended in writing by mutual consent and in conformity with the requirements of the 1940 Act and the rules under the 1940 Act.

      13. Use of the Word "Magnetar"

      It is understood and agreed that the word "Magnetar" is the Investment Manager's property for copyright and other purposes. The Fund further agrees that the word "Magnetar" may freely be used by the Investment Manager for other investment companies, entities or products. The Fund further agrees that, in the event that the Investment Manager shall cease to act as an investment adviser to the Fund, the Fund shall promptly take all necessary and appropriate action to change its name to one that does not include the word "Magnetar"; provided, however, that the Fund may continue to use such name if the Investment Manager consents in writing to such use.

      14. Cooperation with Regulatory Authorities or Other Actions

      The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

      15. Records

      (a) Maintenance of Records. The Investment Manager undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Fund's investments that are required to be maintained by the Fund pursuant to the 1940 Act with respect to the Investment Manager's responsibilities under this Agreement for the Fund (the "Fund's Books and Records").

      (b) Ownership of Records. The Investment Manager agrees that the Fund's Books and Records are the Fund's property and agrees to surrender promptly to the Fund the Fund's Books and Records upon the request of the Fund. The Investment Manager may, however, retain copies of the records at its own cost. The Fund's Books and Records will be made available, within two (2) business days of a written request, to the Fund's accountants or auditors during regular business hours at the Investment Manager's offices. The Fund or its authorized representatives will have the right to copy any records in the Investment Manager's possession that pertain to the Fund. These books, records, information, or reports will be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, the Fund's Books and Records will be returned to the Fund. The Investment Manager agrees that the policies and procedures it has established for managing the Fund, including, but not limited to, all policies and procedures designed to ensure compliance with federal and state regulations governing the adviser/client relationship and management and operation of the Fund, will be made available for inspection by the Fund or its authorized representatives upon reasonable written request within two (2) business days.

      16. Conflicts with Fund's Governing Documents and Applicable Laws

      Nothing contained in this Agreement will be deemed to require the Fund to take any action contrary to the Fund's Agreement and Declaration of Trust or By-laws, as they may be amended and/or restated from time to time, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Fund.

      17. Survival

      All representations and warranties made by the Investment Manager and the Fund in this Agreement will survive for the duration of this Agreement and the parties to this Agreement will notify each other in writing immediately upon becoming aware, but in no event later than five (5) days after becoming aware, that any of the foregoing representations and warranties are no longer true.

      18. Severability

      If any provision of this Agreement is held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected as a result. As used in this Agreement, terms will have the same meaning as such terms have in the 1940 Act. In the event that the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision may be deemed to incorporate the effect of such rule, regulation or order. This Agreement may be signed in counterpart.


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

      19. Definitions

      The terms "assignment" and " and "interested person," when used in this Agreement, will have the respective meanings specified in Section 2(a) of the 1940 Act and the rules under the 1940 Act. The term "majority of the outstanding shares" as used in this Agreement means the lesser of (a) sixty-seven percent (67%) or more of the voting shares present at a meeting if more than fifty percent (50%) of these voting shares are present or represented by proxy, or (b) more than fifty percent (50%) of the outstanding voting shares.

      20. Limitation of Liability of the Fund and the Shareholders

      The name "Magnetar Spectrum Fund" is the designation of the Fund for the time being under the Agreement and Declaration of Trust and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund, as none of the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

      21. Use of Name

      The Fund may use any name that includes the word "Magnetar" only for so long as this Agreement or any other agreement between the Investment Manager or any affiliate of the Investment Manager and the Fund or any extension, renewal or amendment of this Agreement or such other agreement remains in effect, including any similar agreement with any organization that succeeds to the Investment Manager's business as investment adviser. At such time as such an agreement is no longer be in effect, the Fund will (to the extent that it lawfully can) cease to use such name or any other name indicating that it is advised by or otherwise connected with the Investment Manager or any organization that has succeeded to the Investment Manager's business.

      22. Miscellaneous

      (a) The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions in the Agreement or otherwise affect their construction of effect. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of such counterparts together will constitute one and the same instrument.

      (b) Any question or interpretation of any term or provision in this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision in the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of controlling decision in any such court, by rules, regulation or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflect in any provision of this Agreement is modified or interpreted by applicable order or orders of the SEC or any rules or regulations adopted by, or


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

interpretative releases of, the SEC thereunder, such provision will be deemed to incorporate the effect of such order, rule, regulation or interpretative release.

      (c) This Agreement will be governed by, construed under and interpreted and enforced in accordance with the laws of the state of Delaware, without regard to choice of law or conflicts of law principals, provided that nothing in this Agreement will be construed in a manner inconsistent with the 1940 Act, or in a manner that would cause the Trust to fail to comply with the requirements of Subchapter M of the Code.

      IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the date first above written.

                                          MAGNETAR SPECTRUM FUND


                                          By:
                                             -------------------------
                                          Name:
                                          Title:


                                          MAGNETAR FINANCIAL LLC


                                          By:
                                          Title:

                                                 By:
                                                    -------------------------
                                                 Name:
                                                 Title:


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